ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            BENCHMARK ELECTRONICS AB

                                       AND

                       FLEXTRONICS INTERNATIONAL SWEDEN AB
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                             EXHIBITS AND SCHEDULES



Schedule 1.02 Calculation of Preliminary Purchase Price

Schedule 3.0 List of Documents Provided

Exhibit A-1 - Personal Property

Exhibit A-2 - Facility Leases

Exhibit B - Assumed Contracts

Exhibit C - Licenses

Exhibit D - List of Personal Property

Exhibit E - List of Acquired Inventory

Exhibit F - List of Employees and Employee Benefits; Employee Liabilities

Exhibit G - Home Computer Program

Exhibit H - Assumed Purchase Orders

Exhibit I - 12 Month Demand
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                            ASSET PURCHASE AGREEMENT

       THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of this 5th day of July 2000, by and between BENCHMARK ELECTRONICS AB, a Swedish corporation ("Seller"), and FLEXTRONICS INTERNATIONAL SWEDEN AB, a Swedish corporation ("Purchaser"). Unless otherwise provided herein, all defined terms used in this Agreement are defined at Article X hereof.

                                   BACKGROUND

       Seller desires to sell, and Purchaser desires to purchase, certain of Seller's assets upon the terms and subject to the conditions set forth herein.

       IN CONSIDERATION OF the foregoing, the mutual covenants, agreements, representations and warranties contained in this Agreement, $10.00 in hand paid, and other good and valuable consideration, the receipt, sufficiency and adequacy of which hereby are acknowledged by each party hereto, the parties agree as follows:

                                    ARTICLE I

       1.01 PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey and assign to Purchaser, and Purchaser shall purchase and accept from Seller, all of the Purchased Assets, free and clear of all Liens.

       1.02 PURCHASE PRICE. The purchase price of the Purchased Assets ("Purchase Price") shall be their net book value as of the Closing Date valued in accordance with Swedish GAAP. The Purchase Price shall be calculated as follows:

(i)   the book value of the Acquired Inventory; PLUS
(ii)  the book value of the Personal Property; MINUS
(iii) the book value of the Assumed Liabilities.

Purchaser shall pay to Seller at Closing SEK 140,698,751 (the "Preliminary Purchase Price" as calculated on Schedule 1.02) by wire transfer of cash or other immediately available funds. The Preliminary Purchase Price will be subject to a post-Closing adjustment as set forth in Section 1.04 below. The Preliminary Purchase Price will be calculated as: the value of the Acquired Inventory as of June 16, 2000 plus the projected value at closing of the Personal Property minus the projected value at closing of the Assumed Liabilities.

       Purchaser will make the above-mentioned payment to Seller in immediately available funds, to the financial institution designated by Seller. Payment shall be made on the Closing Date.

       1.03 PRORATIONS AND CERTAIN PAYMENTS. It is the intent of both Parties that Seller shall be
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liable for all costs incurred prior to the Closing Date and Purchaser shall be liable for all costs incurred on or after the Closing Date. Prorations relating to the Purchased Assets will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Purchaser liable to the extent such items relate to time periods commencing on or after the Closing Date. Prorations shall include, but are not limited to, the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel.

The net amount of all such prorations will be settled and paid on the Closing Date. If the amount of any of the items to be prorated under this Section is not known at the Closing, the proration shall be made based upon the amount of the most recent cost of such item to Seller, with post-Closing adjustments to be made in accordance with Section 1.04(d).

       1.04 POST-CLOSING ADJUSTMENTS. (a) Within 14 days after the Closing Date, Seller shall prepare and deliver to Purchaser a draft Net Asset Statement (the "Draft Closing Net Asset Statement") for Seller's business as of close of business on the Closing Date and in accordance with Swedish GAAP.

       (b) Purchaser shall review the Draft Closing Net Asset Statement (and may, at its own expense, have its auditors audit the same). If Purchaser has any objections to the Draft Closing Net Asset Statement, Purchaser shall deliver a detailed statement describing its objections to Seller no later than six weeks after the date Purchaser received the Draft Closing Net Asset Statement from Seller. Purchaser and Seller will use reasonable efforts to resolve any such objections themselves, and to arrive at a final version of the Draft Closing Net Asset Statement (the "Final Closing Net Asset Statement"). If the parties cannot so agree within 30 days after Seller has received the statement of objections, Purchaser and Seller will select an independent accountant mutually acceptable to them to resolve any remaining objections. If Purchaser and Seller are unable to agree on the choice of accountant within 14 days after either Purchaser or Seller has proposed an accountant to the other, the President of the Stockholm Chamber of Commerce shall at the request of either party make the choice. The appointed accountant shall act as an expert not as an arbitrator. All costs incurred shall be borne by Seller and Purchaser in equal shares. The determination of the appointed accountant will be set forth in writing and will be conclusive and binding upon the Parties, and shall serve as the Final Closing Net Asset Statement.

       (c) The Preliminary Purchase Price shall be adjusted based on the Final Closing Net Asset Statement (the "Adjusted Purchase Price"). If the Adjusted Purchase Price exceeds the Preliminary Purchase Price by an amount greater than SEK 100,000, Purchaser will pay to Seller an amount equal to the difference between the Adjusted Purchase Price and the Preliminary Purchase Price plus interest thereon at STIBOR plus 1.5 % from the Closing Date. If the Adjusted Purchase Price is less than the Preliminary Purchase Price, by an amount greater than SEK 100,000, Seller shall repay the difference plus interest thereon at STIBOR plus 1.5% from the Closing Date.

       (d) Post-Closing adjustments of the prorations under Section 1.03 shall be made once the actual prorations are determinable, but not later than six weeks after the date the Purchaser

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received the Draft Closing Net Asset Statement. Not later than such date, the party owing any sum based upon such actual prorations shall promptly pay such sum owed to the party entitled thereto. If the parties are unable to agree on the final prorations by such date, the final prorations shall be determined by an independent accountant appointed in accordance with Section 1.04(b).

       (e) If Seller does not fulfil its obligation to prepare and deliver to Purchaser the Draft Closing Net Asset Statement within 14 days after the Closing Date, Purchaser shall be entitled to produce such Draft Closing Net Asset Statement, and deliver it to Seller. If Seller has any objections to the Draft Closing Net Asset Statement, Seller shall deliver a detailed statement describing its objections to Purchaser no later than six weeks after the date Seller received the Draft Closing Net Asset Statement from Purchaser. Purchaser and Seller will use reasonable efforts to resolve any such objections themselves, and to arrive at a final version of the Draft Closing Net Asset Statement (the "Final Closing Net Asset Statement"). If the parties cannot so agree within 30 days after Purchaser has received the statement of objections, Purchaser and Seller will select an independent accountant mutually acceptable to them to resolve any remaining objections. If Purchaser and Seller are unable to agree on the choice of accountant within 14 days after either Purchaser or Seller has proposed an accountant to the other, the President of the Stockholm Chamber of Commerce shall at the request of either party make the choice. The appointed accountant shall act as an expert not as an arbitrator. All costs incurred shall be borne by Seller and Purchaser in equal shares. The determination of the appointed accountant will be set forth in writing and will be conclusive and binding upon the Parties, and shall serve as the Final Closing Net Asset Statement.

                                   ARTICLE II
                            ASSUMPTION OF LIABILITIES

       2.01 ASSUMPTION OF THE LIABILITIES. Purchaser agrees to assume from Seller the Assumed Liabilities. Seller agrees to pay and discharge all of its Liabilities other than the Assumed Liabilities, as and when due.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

       Seller hereby represents and warrants to Purchaser that the statements contained in this Article are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (Schedule 3.0).

       3.01 AUTHORITY AND BINDING EFFECT. Seller has the corporate power and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby; and the execution, delivery

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and performance of this Agreement and the Other Agreements by it have been, or as of the Closing Date will have been approved by all necessary action of its board of directors and shareholders. This Agreement constitutes, and when executed and delivered, the Other Agreements will constitute Seller's legal, valid and binding obligations, enforceable against Seller in accordance with the terms hereof and thereof

       3.02 VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. The execution, delivery and performance of this Agreement and the Other Agreements by Seller and the consummation of the transactions contemplated hereby or thereby, will not (i) violate any provision of its charter or bylaws, or any Law or Order relating to Seller, (ii) to Seller's Knowledge, result in a Default under, or require the consent or approval of any party to, any Contract to which it is a party, or
(iii) to Seller's Knowledge result in the creation or imposition of any Lien on any of its properties.

       3.03 TITLE TO ASSETS; EQUIPMENT; CONDITION. Seller has good, valid and marketable title to all of the Purchased Assets (other than the assets which are the subject of the Facility Leases or Personal Property/Equipment Leases), free and clear of any and all Liens. For the avoidance of misunderstanding, Seller shall remove any floating charge over the Purchased Assets not later than at Closing. No agreement concerning or restricting the sale of the Purchased Assets is in effect, and no other Person has any right or option to acquire the Purchased Assets.

       3.04 LITIGATION AND CLAIMS. There is no Litigation pending or threatened against Seller relating to the Purchased Assets and/or the Assumed Liabilities, which if determined adversely to Seller would, individually or in the aggregate,
(i) have a material adverse effect upon the Purchased Assets and/or the Assumed Liabilities, (ii) create a Lien upon the Purchased Assets, or (iii) prevent the transactions contemplated hereby.

       3.05 EMPLOYEES; BENEFIT PLANS. Seller represents and warrants that all the employees are listed in Exhibit F and that they are not as of the Closing Date granted salaries, pensions, stock options or any other employment benefits on terms and conditions other than those stated in said Exhibit. Seller further represents that it has fulfilled its information and negotiation obligations under the Swedish Democracy at Work Act (SFS 1976:580). Seller has made all required contributions to all Employee Benefit Plans. All Employee Benefit Plans are in compliance with all applicable Laws and collective bargaining agreements; and all reports and returns required to have been made or filed in connection therewith have been timely made or filed. Seller has delivered to Purchaser all material documents regarding its Employee Benefit Plans.

       3.06 HOME COMPUTER PROGRAM. Exhibit G sets out a complete and accurate description of Seller's home computer program for employees. Exhibit G completely and accurately describes all Seller's costs arising out of or in connection with the home computer program and following Closing. Purchaser's costs for the Home Computer Program will not exceed the costs set forth in Exhibit G.

       3.07 SOFTWARE. A complete and accurate description of all computer software programs

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or applications (in source code and/or object code form) included in the
Purchased Assets is set forth in Exhibit C. Seller owns, or is licensed or otherwise possesses legally enforceable rights to use all such computer software programs or applications, except as set forth in Exhibit C.

       3.08 BROKERS AND FINDERS. No finder or any agent, broker or other Person acting pursuant to the authority of Seller is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

       3.09 ENVIRONMENTAL. During the term of each Facility Lease, Seller has not, to its Knowledge, violated any Laws, left any residue, or created any damage or nuisance to health or the environment (which may affect the use of the property which is the subject of each Facility Lease) for which the current owner is or may be responsible.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser hereby represents and warrants to Seller that the statements contained in this Article are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date except as set forth in the Schedule:

       4.01 AUTHORITY AND BINDING EFFECT ON PURCHASER. Purchaser has the corporate power and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance of this Agreement and the Other Agreements by it have been, or as of the Closing Date will have been approved by all necessary action of its board of directors and shareholders. This Agreement constitutes, and when executed and delivered, the Other Agreements will constitute Purchaser's legal, valid and binding obligations, enforceable against Purchaser in accordance with the terms hereof and thereof.

       4.02 VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement and the Other Agreements by Purchaser and the consummation of the transactions contemplated hereby or thereby, will not (i) violate any provision of its charter or by-laws, or any Law or Order relating to Purchaser, (ii) to Purchaser's Knowledge, result in a Default under, or, require the consent or approval of any party to, any Contract to which it is a party, or
(iii) to Purchaser's Knowledge, result in the creation or imposition of any Lien on any of its properties.

       4.03 BROKERS AND FINDERS. No finder or any agent, broker or other Person acting pursuant to Purchaser's authority is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

       4.04 DUE DILIGENCE. Seller has provided Purchaser with certain information, as listed in Schedule 3.0 in order for Purchaser to fulfill its due diligence. Purchaser is satisfied with the material received from Seller, requires no further material from Seller in order to complete its due diligence, and is fully satisfied with the results of its due diligence. All of the Purchased Assets are

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being purchased "as is," and except as set forth herein, Seller has not given any representations or warranties regarding the Purchased Assets.

                                    ARTICLE V
                     COVENANTS AND ADDITIONAL AGREEMENTS OF
                              SELLER AND PURCHASER

       5.01 OPERATION OF BUSINESS PENDING CLOSING. Prior to the Closing Date, except with the prior written consent of Purchaser and except as may be necessary to effect the transactions contemplated in this Agreement, Seller shall (i) conduct its business in substantially the same manner as presently being conducted and refrain from entering into any transaction or Contract, other than in the ordinary course of business consistent with past practice, or making any capital expenditure or disposal of fixed assets in excess of SEK 100,000 without Purchaser's prior written approval; (ii) notify Purchaser of any unexpected emergency or other change in the normal course of the operation of the Purchased Assets, and of any Litigation (or communications indicating that the same may be contemplated), potentially affecting the Purchased Assets or the operation of business in Katrineholm after the Closing Date; and (iii) promptly notify Purchaser of any material adverse change with respect to the Purchased Assets, or any condition or event which threatens to result in such a material adverse change. Notwithstanding the foregoing, nothing shall prevent Seller from using and/or disposing of the Purchased Assets in its normal course of business.

       5.02 RIGHT OF INSPECTION; ACCESS. In order to allow Purchaser to conduct its due diligence investigation, including, without limitation, environmental due diligence, Seller shall give to Purchaser during normal working hours, full and free access to all of the Purchased Assets and all financial, legal and other information concerning the Purchased Assets.

       5.03 CONFIDENTIALITY; PUBLICITY. In the event the transactions contemplated by this Agreement are not consummated, each party hereto will (i) promptly return to the party providing them all records and information provided pursuant to this Agreement, (ii) treat such records and other information as confidential, and (iii) not use directly or indirectly such records and information for its own benefit or disclose the same to any third party. The obligations of confidentiality hereunder shall continue for a period of five years from the date of this Agreement; provided that, with respect to any item provided hereunder which constitutes a trade secret under applicable Law, such period of confidentiality shall continue for so long as such item constitutes a trade secret under applicable Law. Notwithstanding the foregoing, nothing contained herein shall prohibit the disclosure of information which is in the public domain, has been disclosed by any Third Party not under an obligation not to disclose the same, was independently developed by a party without reference to confidential information, or is required to be disclosed by Law. Each party agrees that it will not make any announcement or discuss the transactions contemplated herein with any third party, other than with its accountants, attorneys or similar representatives, or parties from whom consent must be obtained without the prior consent of the other parties, unless its

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counsel advises that such announcement or discussion is required by Law, in which case the consent of the other parties shall not be required.

       5.04 EMPLOYEES. Purchaser shall offer employment to each of Seller's employees, as listed in Exhibit F, on substantially the same terms as the employees are currently being employed. Purchaser warrants that all employees have notified it of their intention to accept employment with Purchaser; in the event any of Seller's employees do not accept employment with Purchaser, Purchaser agrees to pay (or, if such amounts have been paid by Seller, reimburse Seller for) all employment-related liabilities of such employees.

       5.05 SCHEDULES. Seller shall have the continuing obligation at all times prior to Closing to supplement the Schedules contained in Article III hereof with respect to any matter arising after the date hereof and prior to Closing.

       5.06 CONSENTS AND APPROVALS. Seller shall, prior to Closing, obtain all waivers, consents and approvals of, and provide all notices to, all Persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement.

       5.07 CONSUMMATION OF TRANSACTIONS; CLOSING CONDITIONS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to take, or cause to be taken, all commercially reasonable actions to consummate the transactions contemplated by this Agreement and to satisfy the conditions precedent to Closing set forth in Articles VI and VII of this Agreement.

       5.08 EXPENSES. Each party hereto will pay its own expenses (including attorneys' fees), except as may be otherwise provided herein.

       5.09 FURTHER ASSURANCES. At any time and from time to time after the Closing, Seller shall, at the request of Purchaser and at Purchaser's sole cost and expense, take any and all actions and execute and deliver such documents as may be necessary or reasonable to put Purchaser in actual possession and operating control of the Purchased Assets, to confirm the title of the Purchased Assets to Purchaser, to assist Purchaser in exercising rights relating thereto, or to otherwise effectuate or consummate any of the transactions contemplated hereby.

       5.10 VALUATION OF ACQUIRED INVENTORY. Within twenty-four (24) hours subsequent to the Closing Date, the parties shall mutually count and appraise the Acquired Inventory of Seller for the purpose of ascertaining the Purchase Price. Acquired Inventory not purchased in SEK shall be valued at the fixing rate (as published by Svenska Handelsbanken as of Closing) between the currency in which such inventory was purchased and SEK as of date this Agreement is executed.

       5.11 COMPETITION COMMITTEE FILING. In the event that a pre-acquisition filing is required

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by the Competition Committee, Purchaser hereto shall promptly file with
Competition Committee the notifications and reports required to be filed or requested by the Competition Committee. Seller shall furnish to Purchaser such information as may be necessary to enable such filings.

       5.12 IMPLEMENTATION. Each party undertakes to take all steps to implement this Agreement and to sign, or to have signed from time to time all other documents necessary or appropriate in order to fulfill the object of this Agreement and give full effect to all of the provisions contained herein.

       5.13 TRANSFER AND ASSIGNMENT. The parties will take all reasonable actions to obtain such consents as may be required under contract or applicable law in order to carry out a legal transfer of any of the Assumed Contracts, Assumed Purchase Orders, and sold, transferred or assigned hereunder and to consummate all other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties shall jointly take action to obtain all necessary approval, including the approval from the landlord for the termination of Seller's Facility Leases as included in Exhibit A-2 and for the entering into new lease agreements with the Purchaser regarding the same facilities as described in Exhibit A-2.

For nine weeks after the Closing Date, Seller will in good faith provide the Purchaser with any allocations of material that Benchmark Electronics, Inc. or its subsidiaries have negotiated with suppliers. The parties shall also jointly write to all affected suppliers and request consent to transfer of the Assumed Purchase Orders.

                                   ARTICLE VI
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

       Purchaser's obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentation by, or breach of, any agreement, covenant or warranty of Seller contained in this Agreement or the Other
Agreements:

       6.01 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change with respect to the Purchased Assets, or any condition or event, which threatens such a material adverse change.

       6.02 APPROVAL OF LEGAL MATTERS. There shall have been taken all actions and proceedings, there shall have been received all consents, and there shall have been executed and delivered all instruments and documents deemed reasonably necessary or appropriate by Purchaser to effectuate this Agreement or to consummate the transactions contemplated hereby.

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       6.03 CONVEYANCE OF PURCHASED ASSETS. There shall have been conveyed and transferred to Purchaser all of the Purchased Assets (including the Licenses), free and clear of all Liens. In connection with such transfers, Purchaser shall have received from Seller an executed bill of sale and assignment in form, scope and substance reasonably satisfactory to Purchaser conveying the Purchased Assets to Purchaser.

       6.04 DUE DILIGENCE REVIEW. Purchaser shall have been satisfied with its review of the Schedules provided by each Seller pursuant to this Agreement and shall have been satisfied with its review of the Purchased Assets and Seller's books and records related thereto.

       6.05 FACILITY LEASES; CONSENT OF LANDLORD.

             (a) Purchaser shall be satisfied with the terms and conditions of the new lease agreements as described in section (b)(2) below.

             (b) (1) Seller shall have terminated its Facility Leases as described in Exhibit A-2.

                 (2) The owner(s) of the property which is the subject of the Facility Leases and the Purchaser shall have entered into new lease agreements regarding such facilities and the owner(s) of said property shall have executed an estoppel certificate certifying as to (i) there being no other agreements between Seller and such landlord with respect to the Facility Leases; (ii) the rents and charges payable by Seller under the Facility Leases and the date to which same have been paid; and (iii) whether there are, to the Knowledge of said landlord, any Defaults thereunder, and, if so, specifying the nature thereof.

       6.06 COMPETITION COMMITTEE APPROVAL. The Competition Committee shall have approved this Transaction.

       6.07 DEMOCRACY AT WORK ACT. Purchaser shall be satisfied that Seller has complied with its obligations under the Democracy at Work Act.

                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

       Seller's obligation to consummate the transactions contemplated by this Agreement and the Other Agreements shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived, in whole or in part, by Seller for purposes of consummating such transactions, but without prejudice to any other right or remedy which Seller may have hereunder as a result of any misrepresentation by, or breach of any agreement, covenant or warranty of Purchaser contained in this Agreement or the Other Agreements:

       7.01 APPROVAL OF LEGAL MATTERS. There shall have been taken all actions and proceedings

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and there shall have been executed and delivered all instruments and documents reasonably deemed necessary or appropriate by Seller to effectuate this Agreement and to consummate the transactions contemplated hereby.

       7.02 ASSUMED LIABILITIES. Purchaser shall have assumed all Assumed Liabilities.

       7.03 PAYMENT OF PRELIMINARY PURCHASE PRICE. The Preliminary Purchase Price shall have been paid to Seller in the manner described in Section 1.02 hereof.

       7.04 COMPETITION COMMITTEE APPROVAL. The Competition Committee shall have approved this Transaction.


                                  ARTICLE VIII
                         SURVIVAL OF REPRESENTATIONS AND
                         WARRANTIES AND INDEMNIFICATION

       8.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in Article III of this Agreement shall survive the Closing (unless the Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter. The representations and warranties made by Purchaser in Article IV of this Agreement shall survive the Closing (unless Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter.

       8.02 INDEMNIFICATION. In the event either party (the "Indemnifying Party") breaches any of the representations or warranties contained in this Agreement or fails to perform any covenant or agreement contained herein, and, if there is an applicable survival period pursuant to Section 8.01 above, provided that the other party (the "Indemnified Party") makes a written claim for indemnification against the Indemnifying Party within such survival period, then Indemnifying Party agrees to indemnify the Indemnified Party from and against all Losses the Indemnified Party shall suffer through and after the date of the claim for indemnification (but EXCLUDING any Losses the Indemnified Party shall suffer after the end of any applicable survival period) proximately caused by the breach.

       8.03 EXCLUSIVE REMEDY. The parties acknowledge and agree that the foregoing indemnification provisions in this Article VIII shall be the exclusive remedy of the Purchaser and Seller with respect to the transactions contemplated by this Agreement.

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                                   ARTICLE IX
                                   TERMINATION

       9.01 METHOD OF TERMINATION. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing Date:

             (i)   By the mutual consent of the parties hereto at any time;

             (ii) By Seller at any time after December 31, 2000, if any of the conditions set forth in Article VII hereof have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act by Seller;

             (iii) By Purchaser at any time after December 31, 2000, if any of the conditions set forth in Article VI hereof have not been fulfilled or waived, unless such fulfillment has been frustrated or made impossible by any act or failure to act of Purchaser;

       9.02 NOTICE OF TERMINATION. Notice of termination of this Agreement, as provided for in this Article IX, shall be given by the party so terminating to the other party hereto in accordance with this Agreement.

       9.03 EFFECT OF TERMINATION. In the event of a termination of this Agreement pursuant to Section 9.01 hereof, this Agreement shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its agents, counsel, representatives, Affiliates or assigns) shall be liable to any other party for any Loss hereunder; PROVIDED, HOWEVER, if nonoccurrence of Closing is the direct or indirect result of the Default of any party (the "Defaulting Party") of its obligations hereunder, including, without limitation, any material inaccuracy in any representation or warranty made by the Defaulting Party, the Defaulting Party shall be fully liable to the other parties hereto for any such Default. Notwithstanding the foregoing, upon termination of this Agreement pursuant to Section 9.01 hereof, the confidentiality provisions set forth in Section 5.03 hereof shall remain in full force and effect, upon the terms and conditions set forth herein. It is agreed that time is of the essence in the performance and satisfaction of this Agreement and each of the conditions specified in Articles VI and VII of this Agreement are material for purposes of this Agreement.

       9.04 RISK OF LOSS. Seller assumes all risk of condemnation, destruction or Loss due to fire or other casualty from the date of this Agreement until the Closing; PROVIDED, HOWEVER, if any such condemnation, destruction or Loss shall occur, Purchaser shall have the right to terminate this Agreement.

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                                    ARTICLE X
                                   DEFINITIONS

       The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

       "ACCOUNTS RECEIVABLE" means all sums due to each Seller for sales and deliveries of goods, performance of services and other business transactions on the Closing Date.

       "ACQUIRED INVENTORY" means the inventories of raw materials, supplies, purchased parts to be incorporated in finished products, operating parts and supplies, work-in-process, finished products, and other inventories, as set forth on Exhibit E and to the extent such inventory is included for usage in Ericsson's forecast for the next twelve months following Closing Date (as set forth in Exhibit I). It also means consumables of the type listed in Exhibit E, minus a discount of SEK 50,000.

       "AGREEMENT" means this Asset Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto or referred to herein.

       "ASSUMED CONTRACTS" means the Contracts set forth on Exhibit B.

       "ASSUMED LEASES" means the Personal Property/Equipment Leases set forth on Exhibit A-1.

       "ASSUMED LIABILITIES" means (i) all of Seller's employee-related liabilities, as described in Exhibit F, for its 264 full time employees and 243 active employees (including but not limited to the vacation accruals for each of Seller's employees, and any other personnel related liabilities that the Purchaser by law is required to assume, including social costs up until the Closing Date and the salary and Employee Benefit Plan accruals for each of Seller's employees including social costs up until the Closing Date, which have not been paid prior to the Closing Date) on or after the Closing Date; (ii) all of Seller's liabilities under the Assumed Leases and the Assumed Contracts on or after the Closing Date, as described in Exhibits A-1 and B ; and (iii) all costs incurred in connection with terminating any employee on or after Closing Date. The total value of these Assumed Liabilities is listed in Exhibit F.

       "ASSUMED PURCHASE ORDERS" means all purchase orders of Seller outstanding as of the Closing date, except those set forth in Exhibit H.

       "CLOSING" means the consummation of the transactions contemplated by this Agreement.

       "CLOSING DATE" shall mean the actual date of the Closing, and shall be the later of September 1, 2000 or five (5) business days after the date on which the Competition Committee approves this

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
transaction, unless otherwise agreed to in writing by the parties hereto.

       "COMPETITION COMMITTEE" means the Swedish Competition Committee.

       "CONTRACT" means any written or oral contract, agreement, understanding, lease, usufruct, License, commitment, arrangement, obligation, undertaking of any kind or character or other document that is binding on any Person or its assets.

       "DEFAULT" means (1) a breach of, default under, or misrepresentation in or with respect to any Contract, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under, or misrepresentation in any Contract, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of or renegotiate any Contract or to accelerate, increase, or impose any Liability under any Contract.

       "EMPLOYEE BENEFIT PLAN" shall mean and include all benefits as listed in Exhibit F.

       "FACILITY LEASES" means the four leases for Seller's Katrineholm facility attached hereto as Exhibit A-2.

       "GOVERNMENTAL AUTHORITY" means any federal, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

       "KNOWLEDGE" means, with respect to a person, those facts of which such person (or, if the person is a corporation, the president, executive vice president, secretary or treasurer or any director of such person) has actual knowledge, after due inquiry.

       "LAW" means any code, law, order, ordinance, regulation, rule, or statute of any Governmental Authority.

       "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

       "LICENSES" means the software licenses listed on Exhibit C.

       "LIEN" means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, lease, conditional sale agreement, title retention or other security arrangement, adverse right or interest charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

       "LITIGATION" means any lawsuit, action, claim, arbitration or other legal proceeding (including governmental investigations or criminal prosecution) and notices received threatening or advising as to any of the foregoing proceedings.

       "LOSS" or "LOSSES" means any loss, liability, obligation, damage, claim, lawsuit, costs and expense, including (i) interest, fines and penalties, (ii) attorneys' fees and expenses, and (iii) interest on any amount payable to a Third Party with respect to a matter requiring indemnification.

       "ORDER" means any decree, injunction, judgment, order, ruling, writ, quasijudicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

       "OTHER AGREEMENTS" means the agreements, documents, assignments and instruments to be executed and delivered by Seller to or in favor of Purchaser pursuant to this Agreement, including but not limited to the Assignment and Assumption Agreement and Bill of Sale.

       "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association or any person acting in a representative capacity.

       "PERSONAL PROPERTY" means collectively Seller's furniture, fixtures and equipment (including office equipment and supplies), computer hardware and Licenses, and leasehold improvements as set forth in Exhibit D.

       "PERSONAL PROPERTY/EQUIPMENT LEASES" mean the Leases set forth on Exhibit A-1.

       "PURCHASE PRICE" shall have the meaning assigned to it in Section 1.02 hereof.

       "PURCHASED ASSETS" means and includes the following:

              (i)    the Acquired Inventory (set forth on Exhibit E);

              (ii)   the Assumed Leases (set forth on Exhibits A-1 and A-2);

              (iii)  the Assumed Contracts (set forth on Exhibit B);

              (iv) the Personal Property (set forth on Exhibit D) (including the Licenses set forth on Exhibit C); and

              (v)    the Assumed Purchase Orders (set forth on Exhibit H).

Notwithstanding the foregoing, "Purchased Assets" shall specifically exclude the following assets of Selling Parties:

                     (1)    cash and cash equivalents;

                     (2)    the Accounts Receivable;

                     (3)    contracts other than the Assumed Contracts;

                     (4)    Software licenses other than the Licenses;

                     (5)    Tax refunds; and

                     (6) Seller's records and reports not relating to the Purchased Assets.

       "RETAINED LIABILITIES" means any Liability of Seller, which is not an Assumed Liability.

       "SWEDISH GAAP" means generally accepted accounting principles in Sweden, consistently applied. The parties specifically agree that each item in inventory is to be valued following the principle of lower of historical cost or repurchase value, the latter to be used only if it is less than net realizable value.

       "THIRD PARTY" or "THIRD PARTIES" means any Person that is not a party to this Agreement or an affiliate of a party to this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

       11.01 NOTICES.

             (a) All notices, requests, demands and other communications hereunder shall be (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, (iii) sent by overnight courier service, or (iv) sent by facsimile to the parties or their assignees, addressed as follows:

       If to Seller:
                              Chief Executive Officer
                              Benchmark Electronics, Inc.
                              3000 Technology Drive
                              Angleton, Texas 77515

       With a copy to:
                              General Counsel
                              Benchmark Electronics Inc.
                              3000 Technology Drive
                              Angleton, Texas 77515

       If to Purchaser:
                              President
                              Flextronics International Sweden AR
                              Box 532
                              SE-371 23 Karlskrona
                              Sweden

                   (b) All notices, requests, instructions or documents given to any party in accordance with this Section 11.01 shall be deemed to have been given (i) on the date of receipt, if delivered by hand, sent by overnight courier service or sent by facsimile or (ii) on the date which is three (3) business days after delivery to the post office, if mailed in the manner prescribed above. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 12.01.

       11.02 ENTIRE AGREEMENT; MODIFICATIONS AND AMENDMENTS. This Agreement, the Schedules, the Exhibits, the Other Agreements and the Closing Statement constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written, agreements (including that certain letter of intent dated April 20, 2000 between Seller and Purchaser). This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the parties hereto and no oral waiver to this sentence shall be valid. Whenever terms defined in this Agreement are used in any Exhibit or Schedule hereto, such terms shall have the meanings ascribed to them herein also ascribed to them in such Exhibit or Schedules unless they are otherwise defined in such Exhibit or Schedule. The term "Agreement" shall mean this instrument and all Exhibits and Schedules hereto and the words "herein," "hereof," "hereunder," "hereto," "hereby," and words of similar tenor shall refer to this instrument in its entirety including the Exhibits and Schedules hereto.

       11.03 WAIVERS. The failure or delay of any party at any time to require performance of any provision of this Agreement shall in any way affect such party's right to enforce that provision. Any waiver of any breach or provision hereof shall be in writing. No waiver by any party of any breach shall be deemed to be a further or continuing waiver of any such breach or provision or a waiver of any other breach or provision hereof.

       11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective successors and assigns, but no assignment shall relieve any party of its obligations hereunder.

[CORPORATE SEAL]                     BENCHMARK ELECTRONICS AB


Attest: /s/ BENGT GARDE
            Bengt Garde
                                     By: /s/ DONALD E. NIGBOR
                                             Donald E. Nigbor, President




                                     FLEXTRONICS INTERNATIONAL SWEDEN AB



                                     By: /s/ TOMMY NILSSON
                                             Tommy Nilsson, Vice President
                                             Business Development Western Europe

The undersigned hereby unconditionally and irrevocably guarantees, as for its own debt (Sw. "sasom for egen skuld") the due and punctual fulfillment of all the obligations, duties and undertakings of Seller under this Agreement.

BENCHMARK ELECTRONICS, INC.


By: /s/ DONALD E. NIGBOR
        Donald E. Nigbor, President

                                    - xviii -